Exhibit 99.29

Eagle River Holdings, LLC

3410 Carillon Point

Kirkland, WA 98033

October 17, 2012

To:	The Persons listed on Exhibit A hereto

Re:	Interest Notice

Ladies and Gentleman:

Reference is made to that certain Equityholders’ Agreement, dated as of November 28, 2008, by and among Clearwire Corporation, Eagle River Holdings, LLC, a Washington limited liability company (“Eagle River”), and the other equityholders party thereto, as amended (the “Equityholders’ Agreement”). Capitalized terms not defined herein have the meanings set forth in the Equityholders’ Agreement.

Pursuant to that certain Interest Notice, dated as of October 13, 2012, Eagle River notified you of its desire to transfer certain shares of Common Stock of the Company and Units in the LLC (the “Original Interest Notice”). On October 13, 2012, pursuant to clause (iv) of the Original Interest Notice, Sprint delivered to Eagle River a Response Notice, electing to purchase 100% of the membership interests of Eagle River, in lieu of all of the offered shares of Common Stock and Units (the “Sprint Response Notice”).

Eagle River and Sprint have subsequently revoked the Original Interest Notice and the Sprint Response Notice. Accordingly, this Interest Notice shall replace and supersede the Original Interest Notice, which shall be of no force and effect as of the date hereof.

Pursuant to Section 3.3 of the Equityholders’ Agreement, Eagle River now hereby notifies you of its desire to Transfer 30,922,958 shares of Class A Common Stock of the Company (the “Class A Shares”) and 2,728,512 shares of Class B Common Stock of the Company and the corresponding Units in the LLC (the “Class B Interests” and, together with the Class A Shares, the “Interests”).

The material terms of the transaction in which Eagle River is willing to engage are as follows:

(i) Eagle River will only sell to any Non-Selling Equityholder an equal percentage of its ownership of the Class A Shares and the Class B Interests, rounded in each case to the nearest whole share or interest, as the case may be (for example, any Non-Selling Equityholder desiring to purchase 50% of the Class A Shares must also purchase 50% of the Class B Interest, taking into account the rounding).

(ii) With regard to the foregoing, the cash sales price for the bundle of each whole share of Class A Common Stock and the related fractional Class B Interest will be $2.97164 (consisting of an assigned value, only for this purpose, of $2.00 per Class A Share and $13.9835 per Class B Interest);

(iii) If at any time, and each time, after the date hereof and before October 17, 2015, any Non-Selling Equityholder that delivers a Response Notice and acquires Interests pursuant to this Interest Notice (the “Exercising Non-Selling Equityholder”) or Affiliate thereof acquires or disposes of, directly or indirectly, any Interests at a price higher than an Average Weighted Per Share Acquisition Price of $2.97164 (each a “Qualifying Subsequent Transaction”), then the following provisions of this clause (iii) will apply:

(a) The Exercising Non-Selling Equityholder will pay an additional amount in cash to Eagle River (each such payment a “Make Whole Payment”) equal to (i) the aggregate number of Interests acquired by the Exercising Non-Selling Equityholder or its Affiliate pursuant to this Notice multiplied by (ii) the excess of the Average Weighted Per Share Acquisition Price over (x) $2.97164 or (y) such higher amount established by the most recent Qualifying Subsequent Transaction (if any). If the acquisition consideration paid in a Qualifying Subsequent Transaction consists of shares of capital stock of the acquirer or its ultimate parent entity (“Acquirer Capital Stock”) or other non-cash consideration, then for these purposes each share of Acquirer Capital Stock or other such non-cash consideration will be deemed to have a value equal to the value or exchange ratio attributed to the Acquirer Capital Stock or the value attributed to such other non-cash consideration in the Qualifying Subsequent Transaction. Any such amounts payable pursuant to this clause (iii) will be paid to an account designated by Eagle River by wire transfer of immediately available funds on the fifth (5th) Business Day following the closing of a Qualifying Subsequent Transaction. If such payment is not made when due, then interest will accrue on such amount at the rate of 10% per annum from the due date until payment is made in full, and the Exercising Non-Selling Equityholder shall be responsible for any collection costs, including attorneys’ fees and other expenses. The payment terms of this clause (iii) will be adjusted on an equitable basis to reflect any Recapitalization Event involving the Company or the LLC that occurs prior to October 17, 2015.

(b) For purposes of this Interest Notice:

“Average Weighted Per Share Acquisition Price” is the per share consideration paid in a Qualifying Subsequent Transaction calculated as follows : (1) the sum of (a) the aggregate consideration payable for Class B Common Stock and corresponding Units and (b) the aggregate consideration payable for Class A Common Stock (in each case that are acquired or disposed of by the Exercising Non-Selling Equityholder or its Affiliate in the Qualifying Subsequent Transaction) divided by (2) the number of shares of Class A Common Stock and Class B Common Stock acquired or disposed of by the Exercising Non-Selling Equityholder or its Affiliate in the Qualifying Subsequent Transaction. The fair market value of any extraordinary dividends, distributions or other amounts received by the holders in respect of their Common Stock or Units prior to or in connection with the closing of the Qualifying Subsequent Transaction shall be deemed to be consideration payable to such holders for purposes of the foregoing.

(iv) Pursuant to Section 3.3(b) of the Equityholders’ Agreement, each Non-Selling Equityholder shall have thirty (30) days from receipt of this Interest Notice (the “Notice Period”) to notify Eagle River of its election to purchase all or any portion of the Interests in accordance with the terms and conditions of this Interest Notice and the Equityholders’ Agreement.

If you do not intend to deliver a Response Notice, Eagle River also requests that you waive certain rights under the Equityholders’ Agreement with respect to the above-referenced proposed Transfer. By execution of this letter, the undersigned hereby waives its right of first offer pursuant to Section 3.3(b) of the Equityholders’ Agreement with respect to the above-referenced proposed Transfer. Please send the executed copy of this letter to Amit Mehta by email at amit.mehta@eriv.com.

Very truly yours,

EAGLE RIVER HOLDINGS, LLC

By:	/s/ Amit Mehta
Name:	Amit Mehta
Title:	VP

Waiver Execution:

EQUITYHOLDER

By:
Name:
Title:

Exhibit A

Sprint Nextel Corporation

2001 Edmund Halley Drive

Reston, Virginia 20191

Attention: Senior Vice President Corporate Development and Spectrum

Facsimile No.: (703) 433-4406

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Corporate Secretary

Facsimile No.: (913) 523-9797

With a copy to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention: Michael J. Egan

Facsimile No.: (404) 572-5100

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

Attention: Chief Financial Officer

Facsimile No.: (215) 286-1240

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Facsimile No.: (215) 286-7794

With a copy to:

Davis Polk & Wardwell

450 Lexington A venue

New York, New York 10017

Attention: David L. Caplan

Facsimile No.: (212) 450-3800

Bright House Networks, LLC

c/o Advance/Newhouse Partnership

5000 Carnpuswood Drive

East Syracuse, NY 13057

Attn: Leo Cloutier

Facsimile No.: (315) 438-4643

With a copy to:

Sabin, Bermant & Gould LLP

Four Times Square

New York, NY 10036

Attn: Arthur J. Steinhauer, Esq.

Facsimile No.: (212) 381-7218

Intel Corporation

2200 Mission College Blvd., MS RN6-65

Santa Clara, California 95054-1549

Attention: President, Intel Capital

Facsimile No.: (408) 765-8871

Intel Corporation

2200 Mission College Blvd., MS RN6-59

Santa Clara, California 95054-1549

Attention: Intel Capital Portfolio Manager

Facsimile No.: (408) 653-6796

Intel Corporation

2200 Mission College Blvd., MS RN4-151

Santa Clara, California 95054-1549

Attention: Intel Capital Group General Counsel

Facsimile No.: (408) 653-9098

Intel Corporation

2200 Mission College Blvd., MS RNS-125

Santa Clara, California 95054-1549

Attention: Director, U.S. Tax and Trade

Facsimile No.: (408) 765-1733

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

Attention: Gregory T. Davidson

Facsimile No.: (650) 849-5050

With a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

Attention: Paul S. Issler

Facsimile No.: (213) 229-6763